Exhibit 3(ii).1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

TIANLI AGRITECH, INC.

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004) and includes the regulations made under the Act;

“Articles” means the attached Articles of Association of the Company;

“Board” means the board of Directors of the Company or the Directors present at a duly convened meeting of the Directors at which a quorum is present;

“business day” means a weekday on which banks are generally open for business in the British Virgin Islands;

“clear days” in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Directors” mean those persons holding office as directors of the Company from time to time;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“electronic” means actuated by electric, magnetic, electro-magnetic, electro-chemical or electro-mechanical energy and “by electronic means” means by any manner capable of being so actuated and shall include e-mail and/or other data transmission service;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“executed” includes any mode of execution;

“held” means, in relation to Shares, the Shares entered in the register of members as being held by a member and term “holds” and “holder” shall be construed accordingly;

“month” means a calendar month;

“paid up” means paid up or credited as paid up and includes any sum paid by way of premium;

“Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

“present in person” means, in the case of an individual, that individual or his lawfully appointed attorney being present in person and, in the case of a corporation, being present by duly authorized representative or lawfully appointed attorney and, in relation to meetings, “in person” shall be construed accordingly;

“public disclosure” means any disclosure in a press release issued or disseminated in a manner designated to provide broad, non-exclusionary distribution of the information to the public or in a document publicly filed or furnished by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or in a registration statement under the Securities Act;

“Memorandum” means this Memorandum of Association of the Company;

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all Directors or by all members of a committee of Directors of the Company, as the case may be;

“Resolution of Shareholders” means (other than in respect of a resolution of Shareholders for the election of Directors) a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the Shareholders holding the Shares were present at the meeting in person or by proxy and being Shares in respect of which the votes were voted;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time;

“Securities and Exchange Commission” means the United States Securities and Exchange Commission;

“Share” means a common share issued or to be issued by the Company;

“Shareholder” means a Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	an “Article” is a reference to an article of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.

1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2.	NAME

The name of the Company is Tianli Agritech, Inc. The Company was incorporated on the 9th day of November, 2009 pursuant to the BVI Business Companies Act. The name of the Company may be changed and this Clause thereby amended by a Resolution of Directors.

3.	STATUS

The Company is a company limited by shares.

4.	REGISTERED OFFICE AND REGISTERED AGENT

4.1	At the time of filing of the notice disapplying Part IV of Schedule 2 of the Act, the registered office of the Company is at the offices of NOVASAGE INCORPORATIONS (BVI) LIMITED, of P.O. Box 4389, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

4.2	At the time of filing of the notice disapplying Part IV of Schedule 2 of the Act, the registered agent of the Company is NOVASAGE INCORPORATIONS (BVI) LIMITED, of P.O. Box 4389, Road Town, Tortola, British Virgin Islands.

4.3	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5.	CAPACITY AND POWERS

5.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

5.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6.	NUMBER AND CLASSES OF SHARES

6.1	The Company is authorized to issue a maximum of 50,000,000 common shares of a single class with par value of US$0.001 each.

6.2	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

6.3	Shares may be issued in one or more series of Shares as the Directors may by Resolution of Directors determine from time to time.

7.	RIGHTS OF SHARES

7.1	Each Share in the Company confers upon the Shareholder:

(a)	the right to one vote at a meeting of the Shareholders or on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

7.2	The Company may by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Article 3 of the Articles.

8.	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued Shares in that class.

9.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.	REGISTERED SHARES

10.1	The Company shall issue registered Shares only.

10.2	The Company is not authorized to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

11.	TRANSFER OF SHARES

11.1	Subject to the provisions of Articles 6.2 and 6.3 of the Articles, the Company shall, on receipt of an instrument of transfer complying with Article 6 of the Articles, enter the name of the transferee of a Share in the register of members unless the Directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

11.2	The Directors may not resolve to refuse or delay the transfer of a Share unless: (a) the Shareholder has failed to pay an amount due in respect of the Share; or (b) such refusal or delay is deemed necessary or advisable in the view of the Company or its legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable corporate, securities and other laws and regulation.

12.	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

12.1	Subject to Clause 8, the Company may amend the Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles;

(c)	in circumstances where the Memorandum or the Articles cannot be amended by the Shareholders; or

(d)	to Clauses 7, 8, 9 or this Clause 12.

12.2	Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

We, NOVASAGE INCORPORATIONS (BVI) LIMITED, of P.O. Box 4389, Road Town, Tortola, British Virgin Islands for the purpose of disapplying Part IV of Schedule 2 of the Act hereby sign these Memorandum of Association the   day of     , 2010.

SUBSCRIBER	OFFSHORE INCORPORATIONS LIMITED

(sd.)

Authorized Signatory

In the presence of: WITNESS
(sd.)